Exhibit 10.23

EXECUTION VERSION

OMNIBUS AMENDMENT 1

THIS OMNIBUS AMENDMENT 1, dated as of May 9, 2011 (this “Amendment”), is among CLI FUNDING IV LLC (the “Borrower”), a Delaware limited liability company having its principal place of business at One Maynard Drive, Park Ridge, New Jersey 07656, CONTAINER LEASING INTERNATIONAL, LLC, a limited liability company organized under the laws of the State of New York (“CLI” or, in its respective capacity as manager, the “Manager” or, in its respective capacity as guarantor, the “Guarantor”, as applicable), WELLS FARGO BANK, NATIONAL ASSOCIATION (the “Lender”), and WELLS FARGO SECURITIES, LLC (the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, the Borrower, the Lender and the Administrative Agent have previously entered into that certain Credit Agreement, dated as of May 18, 2010 (as the same may be amended, restated or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, the Borrower and the Manager have previously entered into that certain Management Agreement, dated as of May 18, 2010 (as the same may be amended, restated or otherwise modified from time to time, the “Management Agreement”);

WHEREAS, the Guarantor has previously executed that certain Limited Guaranty, dated as of May 18, 2010 (as the same may be amended, restated or otherwise modified from time to time, the “Guaranty”);

WHEREAS, the parties hereto have previously entered into that certain Fee Letter, dated as of May 18, 2010 (as the same may be amended, restated or otherwise modified from time to time, the “Fee Letter” and, collectively with the Credit Agreement, the Management Agreement and the Guaranty, the “Agreements”); and

WHEREAS, the parties hereto desire to amend the Agreements in certain respects as provided herein; and

NOW THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1.           Defined Terms.  Unless otherwise defined herein, capitalized terms used in this Amendment shall have the meanings assigned to such terms in the Agreement, as amended by this Amendment.

2.           Amendment to the Credit Agreement.  Effective as of the execution and delivery of this Amendment, the definition of “Scheduled Termination Date” in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Scheduled Termination Date.  May 9, 2013 (as such date may be extended from time to time in accordance with the provisions of Section 2.10 hereof).”

3.           Amendment to the Management Agreement.  Effective as of the execution and delivery of this Amendment, Exhibit A to the Management Agreement (Form of Manager Report) is hereby amended and restated in its entirety to read as Exhibit E to this Amendment.

4.           Amendments to the Guaranty.  Effective as of the execution and delivery of this Amendment,

(a)           Section 2 of the Guaranty is hereby amended and restated in its entirety to read as follows:

“           2.           Guaranty.

(a)           The Guarantor hereby irrevocably, absolutely and unconditionally guarantees, as primary obligor and as a guarantor of payment and performance and not merely as surety or guarantor of collection, to each Beneficiary: (i) the full and prompt payment by the Borrower when due of the Obligations, strictly in accordance with the terms of such Loan Documents, and (ii) the full and timely performance of, and compliance with, each and every duty, agreement, undertaking, indemnity and obligation of the Borrower under the Loan Documents strictly in accordance with the terms thereof, in each case, however created, arising or evidenced, whether direct or indirect, primary or secondary, absolute or contingent, joint or several and whether now or hereafter existing or due or to become due (such payment and other obligations described in clauses (i) and (ii) being referred to herein as the “Liabilities”); provided, however, that the maximum aggregate amount of funds that the Guarantor shall be required to pay pursuant to the provisions of this Section 2(a) of this Guaranty (such maximum amount, the “Aggregate Maximum Guaranteed Payment”) during each “Guaranty Measurement Period”, regardless of when claims are made, whether multiple claims are accumulated or made individually and sequentially, shall not exceed an amount equal to the excess of (A) an amount equal to ten percent (10%) of the highest Aggregate Note Principal Balance during such Guaranty Measurement Period, over (B) the aggregate amounts paid by the Guarantor to the Beneficiaries pursuant to the provisions of this Section 2(a) during such Guaranty Measurement Period.  Once a Guaranty Measurement Period terminates, the Guarantor shall not have any further liability under this Guaranty with respect to such Guaranty Measurement Period.  The liability of the Guarantor hereunder shall extend to all amounts which constitute part of the Liabilities and would be owed by the Borrower but for the fact that such amounts are unenforceable or not allowable due to any circumstance whatsoever or due to the existence of a bankruptcy, suspension of payments, reorganization or similar proceeding involving the Borrower.  For sake of clarity, any amounts paid or payable by CLI in its capacity as the Manager pursuant to the terms of the Management Agreement or the Seller pursuant to the terms of the Contribution and Sale Agreement will not count towards the calculation of the Aggregate Maximum Guaranteed Payment.

For purposes of this Guaranty, a “Guaranty Measurement Period” means the period commencing on the first day on which the Borrower owns lease agreements with less than ten Eligible Lessees (or, in the case of the initial Guaranty Measurement Period, commencing on May 9, 2011) and ending on the day on which Eligible Leases with ten separate Eligible Lessees have been acquired by the Borrower in accordance with the terms of the Credit Agreement and the other Loan Documents since the commencement of such Guaranty Measurement Period.  The following guidelines shall be applicable in determining the number of Eligible Lessees approved in a Guaranty Measurement Period: (i) any Leases with an Eligible Lessee that is owned by the Borrower on the commencement date of a Guaranty Measurement Period that was initially classified as an Eligible Lease on the Funding Date of such Lease shall count in the determination of the number of Eligible Lessees (regardless of whether the related Lease continues to be classified as an Eligible Lease on the commencement date of such Guaranty Measurement Period), (ii) if, during the period from the Closing Date to the Conversion Date, any Eligible Lease expires in accordance with its terms and all of the related containers are returned or such Eligible Lease is terminated for reasons other than as the result of the occurrence of an event of default under such Eligible Lease, the Lessee under such Eligible Lease shall not count towards the determination of the number of Eligible Lessees and (iii) if, during the period from the Closing Date to the Conversion Date, an Eligible Lessee merges or consolidates with, or into, another Eligible Lessee, the entity that results from such merger or consolidation will count as one Eligible Lessee.

(b)           The Guarantor further agrees to pay any and all costs and expenses (including, without limitation, all reasonable fees and disbursements of counsel) that may be paid or incurred by the Administrative Agent in enforcing any rights with respect to, or collecting, any or all of the Liabilities or enforcing any rights with respect to, or collecting against, the Guarantor hereunder, together with interest at a rate equal two percent (2%) above the rate of interest otherwise applicable to such amounts under the Credit Agreement (or if no rate of interest is otherwise applicable, two percent (2%) above the Base Rate) from the date when such expenses are so incurred to the date of actual payment thereof.  Any amounts payable by the Guarantor pursuant to the provisions of this Section 2(b) shall not be included in determining whether or not the Aggregate Maximum Guaranteed Payment has been exceeded.

(c)           Subject to the provisions of the final paragraph of Section 11, this Guaranty shall terminate upon the earliest to occur of (i) the discharge of the Credit Agreement in accordance with its terms and (ii) payment in full of the Liabilities and termination of all Commitments of the Lenders.”

5.           Amendments to the Fee Letter.  Effective as of the execution and delivery of this Amendment,

(a)           the second (2nd) paragraph in the Fee Letter is hereby amended and restated in its entirety to read as follows:

“Subject to the terms and conditions set forth below, as consideration for the Lender agreeing to extend the Scheduled Termination Date for the facility contemplated by the Credit Agreement until May 9, 2013, the Borrower agrees to pay to the Lender an “Upfront Fee” in an amount equal Two Million Dollars ($2,000,000) (the “Upfront Fee”).  The Upfront Fee shall be payable in full by the Borrower to the Lender on or prior to May 10, 2011.  The Borrower agrees that, once paid, the Upfront Fee shall not be refundable under any circumstances.  The Upfront Fee shall be paid in immediately available funds.”

(b)           the third (3rd) paragraph in the Fee Letter is hereby amended and restated in its entirety to read as follows:

“For purposes of the Credit Agreement, “Applicable Margin” shall mean, for each day during each Interest Period, one of the following amounts:

(A)           for the period from the Closing Date to (but excluding) the date on which seven (7) different Eligible Lessees have been included in a funding under the Credit Agreement, three and three quarters of one percent (3.75%);

(B)           for the period from (and including) the date on which seven (7) different Eligible Lessees have been included in a funding under the Credit Agreement to (but excluding) the date on which the Adequate Diversity Threshold has initially been achieved, three and one half of one percent (3.50%); or

(C)           at all times not covered by either clause (A) or (B), three percent (3.00%).”

6.           Representations, Warranties and Covenants of the Borrower and CLI.  To induce the undersigned parties to execute and deliver this Amendment, each of the Borrower and CLI hereby represents, warrants and covenants that:

(a)           It has the power, and is duly authorized, to execute and deliver this Amendment, and it is authorized to perform its obligations under this Amendment and the Agreements as amended hereby;

(b)           The execution, delivery and performance of this Amendment and the Agreements as amended hereby do not and will not require any consent or approval of any Governmental Authority, manager or any other Person which is not being obtained herein;

(c)           This Amendment, when duly executed and delivered by the parties hereto, and the Agreements as amended hereby shall each constitute legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with the terms set forth herein; and

(d)           No Default or Event of Default has occurred and is continuing, and no Default or Event of Default shall occur as a result of the execution, delivery and performance of this Amendment and the Agreements as amended hereby.

7.           Scope and Effectiveness of Agreement.

(a)           This Amendment and the agreements set forth herein shall be effective upon execution and delivery hereof (the “Effective Date”) and shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(b)           On and after the Effective Date, (i) this Amendment shall become a part of the Agreements and (ii) each reference in the Agreements to “this Agreement”, “hereof”, “hereunder” or words of like import, and each reference in any other document to the Agreements, shall mean and be a reference to the Agreements as amended or modified hereby.

(c)           Except as expressly amended or modified hereby, the Agreements shall remain in full force and effect and is hereby ratified and confirmed by the parties hereto.

(d)           Each party hereto agrees and acknowledges that this Amendment constitutes a “Loan Document” under the Agreements.

8.           Entire Agreement.  This Amendment, represents the entire agreement between the parties with respect to the subject matter hereof.

9.           Execution in Counterparts.  This Amendment may be executed in two or more counterparts, and by different parties on separate counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument.  A facsimile counterpart shall be effective as an original.

10.           Governing Law.  THIS AMENDMENT SHALL BE CONSTRUED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAWS BUT OTHERWISE WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD RESULT IN APPLICATION OF LAWS OTHER THAN THE LAWS OF THE STATE OF NEW YORK, AND THE RIGHTS, OBLIGATIONS AND REMEDIES OF THE PARTIES HERETO SHALL BE DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective officers as of the day and year first above written.

CLI FUNDING IV LLC, as Borrower

By: /s/ David F. Doorley Name: David F. Doorley Title: Treasurer
CONTAINER LEASING INTERNATIONAL, LLC, as Manager and as Guarantor

By: /s/ David F. Doorley Name: David F. Doorley Title: Treasurer

WELLS FARGO SECURITIES, LLC, as Administrative Agent

By: /s/ Jerri A. Kallam Name: Jerri A. Kallam Title: Director

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Lender

By: /s/ Daniel Miller Name: Daniel Miller Title: Managing Director